Exhibit 10.50

LOAN AGREEMENT

THIS LOAN AGREEMENT, dated as of February 6, 2008 (this “Agreement”), is between ASTROTECH SPACE OPERATIONS, INC., a Delaware corporation (“Borrower”), and GREEN BANK, N.A., a national banking association (“Lender”).

RECITALS :

Borrower has requested that Lender extend credit to Borrower in the form of a revolving line of credit in the amount of $2,000,000.00 and a term loan in the amount of $4,000,000.00.  Lender is willing to make such extensions of credit to Borrower upon the terms and conditions hereinafter set forth.

NOW THEREFORE, in consideration of the premises and the mutual covenants herein contained, the parties hereto agree as follows:

ARTICLE I.

Definitions

Section 1.1.                                   Definitions.  As used in this Agreement, the following terms have the following meanings:

“Advance” means an advance of funds by Lender to Borrower pursuant to Article II.

“Advance Request Form” means a certificate, in substantially the form of Exhibit “I”, properly completed and signed by Borrower requesting an Advance.

“Affiliate” means, with respect to any Person, any other Person which, directly or indirectly, controls or is controlled by or is under common control with such Person, including, (a) any Person which beneficially owns or holds ten percent (10%) or more of any class of voting stock of such Person or ten percent (10%) or more of the equity interest in such Person, (b) any Person of which such Person beneficially owns or holds ten percent (10%) or more of any class of voting shares or in which such Person beneficially owns or holds ten percent (10%) or more of the equity interests in such Person, and (c) any officer or director of such Person.

“Assignment of Rents” means the Absolute Assignment of Rents (With License Back) executed by Holdings in substantially the form of Exhibit D”, as the same may be amended, supplemented or modified.

“Authorized Representative” means any officer or employee of Borrower who has been designated in writing by Borrower to Lender to be an Authorized Representative.  As of the Closing Date, the Authorized Representative is Brian Harrington.

“Borrowing Base” means, at any particular time, an amount equal to eighty percent (80%) of Eligible Accounts.

“Borrowing Base Certificate” means a certificate in the form of Exhibit “J”, fully completed and executed by Borrower.

“Business Day” means any day on which commercial banks are not authorized or required to close in Houston, Texas.

“Capital Expenditures” means for Borrower and its Subsidiaries, all expenditures for assets which, in accordance with GAAP, are required to be capitalized and so shown on the consolidated balance sheet of Borrower and its Subsidiaries.

“Capitalized Lease Obligations” means, for Borrower and its Subsidiaries, on a consolidated basis, the obligations of Borrower and its Subsidiaries to pay rent or other amounts under a lease of (or other agreement conveying the right to use) real and/or personal property, which obligations, in accordance with GAAP, are required to be classified and accounted for as a capital lease on a balance sheet of any such Person.

“Closing Date” means the date on which this Agreement has been executed and delivered by the parties hereto and the conditions set forth in Section 6.1 have been satisfied.

“Collateral” has the meaning specified in Section 5.1.

“Collateral Account” means a deposit account number 3300921015 styled “Green Bank for the benefit of Astrotech Space Operations, Inc.” maintained by Borrower at Lender, which has been pledged to Lender pursuant to this Agreement and the Security Agreement.

“Commitment” means the obligation of Lender to make Advances hereunder in an aggregate principal amount at any time outstanding up to but not exceeding $2,000,000.00, as such amount may be reduced pursuant to Section 2.8 or otherwise.

“Current Long Term Lease Payments” means for Borrower and its Subsidiaries, on a consolidated basis, the amount due and payable during the next succeeding twelve month period on operating leases and capital leases of Borrower and its Subsidiaries which have a final expiration date more than twelve months from the date of calculation.

“Current Maturities of Long Term Debt” means for Borrower and its Subsidiaries, on a consolidated basis, the principal amount due and payable during the next succeeding twelve month period on Debt of Borrower and its Subsidiaries for borrowed money which has a final maturity more than twelve months from the date of calculation.

“Debt” means for any Person (a) all indebtedness, whether or not represented by bonds, debentures, notes, securities or other evidences of indebtedness, for the repayment of money borrowed, including, with respect to Borrower, the indebtedness evidenced by the Notes and all other indebtedness of Borrower to Lender, (b) Rate Management Transaction Obligations, (c) all indebtedness representing deferred payment of the purchase price of property or assets, (d) all indebtedness under any lease which, in conformity with GAAP, is required to be capitalized for balance sheet purposes, (e) all indebtedness under guaranties, endorsements, assumptions or other contingent obligations, in respect of, or to purchase or otherwise acquire, indebtedness of others, (f) all indebtedness secured by a Lien existing on property owned, subject to such Lien, whether or not the indebtedness secured thereby shall have been assumed by the owner thereof, and (g) any obligation to redeem or repurchase any of such Person’s capital stock, partnership or membership interests or other ownership interests as applicable.

“Debt Service Coverage Ratio” means for Borrower and its Subsidiaries, on a consolidated basis, as of any date (a) EBITDA for the period ended as of such date, minus (b) Non-Financed Capital Expenditures for the period ended as of such date, minus (c) Distributions for the period ended as of such date, divided by the sum of (e) Current Maturities of Long Term Debt as of such date, plus (f) Current Long Term Lease Payments as of such date, plus (g) Interest Expense for the period ended as of such date.

“Default Rate” means the lesser of (a) the sum of the stated rate to be borne by the Notes plus five percent (5.0%) or (b) the Maximum Rate.

“Distribution” means (a) any distribution, dividend or any other payment or distribution (in cash, property or obligations) made by Borrower on account of its capital stock, (b) any redemption, purchase, retirement or other acquisition by Borrower of any of its capital stock, including any purchase of treasury stock or other treasury obligations, or (c) the establishment of any fund for any such distribution, dividend, payment or acquisition.

“EBITDA” means for Borrower and its Subsidiaries, on a consolidated basis for any period, the sum of (a) Net Income for such period, plus (b) without duplication and to the extent deducted in determining such Net Income (i) Interest Expense for such period, plus (ii) Income Tax Expense for such period, plus (iii) depreciation and amortization for such period, plus (iv) non-cash charges for such period.

“Eligible Accounts” means the aggregate of all accounts receivable owned by Borrower that are acceptable to Lender in its sole discretion and satisfy the following conditions: (a) are due and payable within thirty (30) days; (b) have been outstanding less than ninety-one (91) days past the original date of invoice; (c) have arisen in the ordinary course of business from services performed by Borrower to or for the account debtor or the sale by Borrower of goods in which Borrower had sole ownership where such goods have been shipped or delivered to the account debtor; (d) represent complete bona fide transactions which require no further act under any circumstances on the part of Borrower to make such accounts receivable payable by the account debtor; (e) the goods the sale of which gave rise to such accounts receivable were shipped or delivered to the account debtor on an absolute sale basis and not on consignment, a sale or return basis, a guaranteed sale basis, a bill and hold basis, or on the basis of any similar understanding; (f) are evidenced by an invoice; (g) do not constitute pre-billings or other unearned income; (h) do not arise in connection with contracts which are bonded or insured; (i) the goods the sale of which gave rise to such accounts receivable were not, at the time of sale thereof, subject to any Lien, except the security interest in favor of Lender created by the Loan Documents; (j) are not subject to any provisions prohibiting assignment or requiring notice of or consent to such assignment; (k) are subject to a perfected, first priority security interest in favor of Lender and are not subject to any other Lien; (l) are not subject to setoff, counterclaim, defense, allowance, dispute or adjustment other than normal discounts for prompt payment, and the goods of sale which gave rise to such accounts receivable have not been returned, rejected, repossessed, lost or damaged; (m) the account debtor is not insolvent or the subject of any bankruptcy or insolvency proceeding and has not made an assignment for the benefit of creditors, suspended normal business operations, dissolved, liquidated, terminated its existence, ceased to pay its debts as they become due, or suffered a receiver or trustee to be appointed for any of its assets or affairs; (n) are not evidenced by chattel paper or any instrument of any kind; (o) are owed by a Person or Persons that are citizens of or organized under the laws of the United States or any State and are not owed by any Person organized under the laws of a jurisdiction located outside of the United States of America (“Foreign Persons”), provided, that accounts receivable owed by

Foreign Persons may constitute Eligible Accounts if (i) payment of such accounts receivable is insured by a foreign risk insurance policy acceptable to Lender and the proceeds of such policy have been assigned to Lender by an instrument satisfactory to Lender, (ii) payment of such accounts receivable is covered by a letter of credit in form and substance satisfactory to Lender, issued by a financial institution satisfactory to Lender, and the proceeds of such letter of credit have been assigned to Lender by an instrument satisfactory to Lender or (iii) Lender specifically approves such accounts receivable as Eligible Accounts; (p) if any accounts receivable are owed by the United States of America or any department, agency or instrumentality thereof, the Federal Assignment of Claims Act shall have been complied with; (q) are not owed by an Affiliate of Borrower; and (r) do not include any amount which constitutes retainage.  No account receivable owed by an account debtor to Borrower shall be included as an Eligible Account if more than fifteen percent (15%) of the balances then outstanding on accounts receivable owed by such account debtor and its Affiliates to Borrower have remained unpaid for more than ninety (90) days from the dates of their original invoices.  The amount of any Eligible Accounts owed by an account debtor to Borrower shall be reduced by the amount of all “contra accounts” and other obligations owed by Borrower to such account debtor.  In the event that at any time the accounts receivable from any account debtor and its Affiliates to Borrower exceed fifty percent (50%) of the accounts receivable of Borrower, the accounts receivable from such account debtor and its Affiliates shall not constitute Eligible Accounts to the extent to which such accounts receivable exceed fifty percent (50%) of the accounts receivable of Borrower.

“Environmental Laws” means any and all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any federal, state, county, municipal or other governmental unit, relating in any way to the environment, preservation or reclamation of natural resources, the management, release or threatened release of Hazardous Substance or to health and safety matters.

“Environmental Report” means that certain “Phase I” environmental assessment of the Real Properties, in form and substance satisfactory to Lender, prepared by Phase Engineering, Inc., dated as of January 11, 2008, satisfactory to Lender and addressed to Lender or accompanied by reliance letters addressed to Lender.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations and published interpretations thereof.

“Event of Default” has the meaning specified in Section 11.1.

“GAAP” means generally accepted accounting principles in the United States of America consistently applied.

“Guarantors” means SPACEHAB and Holdings.

“Guaranty Agreement - SPACEHAB” means the Guaranty Agreement executed by SPACEHAB in favor of Lender in substantially the form of Exhibit “G”, as the same may be amended, supplemented or modified.

“Guaranty Agreement - Holdings” means the Guaranty Agreement executed by Holdings in favor of Lender in substantially the form of Exhibit “H”, as the same may be amended, supplemented or modified.

“Guaranty Agreements” means the Guaranty Agreement B SPACEHAB and Guaranty Agreement B Holdings.

“Hazardous Substance” means any substance, product, waste, pollutant, material, chemical, contaminant, constituent or other material which is or becomes listed, regulated or addressed under any Environmental Law.

“Holdings” means Astrotech Florida Holdings, Inc., a Florida corporation.

“Income Tax Expense” means for Borrower and its Subsidiaries, on a consolidated basis for any period, all state and federal income taxes paid or due to be paid during such period.

“Interest Expense” means for Borrower and its Subsidiaries, on a consolidated basis, for any period, the sum of all interest expense paid or required by its terms to be paid during such period, as determined in accordance with GAAP.

“Lien” means any lien, mortgage, security interest, tax lien, financing statement, pledge, charge, hypothecation, assignment, preference, priority or other encumbrance of any kind or nature whatsoever (including, without limitation, any conditional sale or title retention agreement), whether arising by contract, operation of law or otherwise.

“Loan Documents” means this Agreement and all promissory notes, security agreements, deeds of trust, assignments, letters of credit, guaranties, and other instruments, documents and agreements executed and delivered pursuant to or in connection with this Agreement, as such instruments, documents and agreements may be amended, modified, renewed, extended or supplemented.

“Material Adverse Effect” means a material adverse effect on (a) the business, property or financial condition of Borrower and its Subsidiaries,

taken as a whole, or any Obligated Party and its Subsidiaries, taken as a whole, (b) the ability of Borrower to pay the Obligations or the ability of Borrower or any Obligated Party to perform its respective obligations under this Agreement or any of the other Loan Documents or (c) the validity or enforceability of this Agreement or any of the other Loan Documents, or the rights or remedies of Lender hereunder or thereunder.

“Maturity Date-Term Loan” means February 6, 2011.

“Maximum Rate” means the maximum rate of nonusurious interest permitted from day to day by applicable law, including Chapter 303 of the Texas Finance Code (the “Code”) (and as the same may be incorporated by reference in other Texas statutes).  To the extent that Chapter 303 of the Code is relevant to Lender for the purposes of determining the Maximum Rate, Lender may elect to determine such applicable legal rate pursuant to the “weekly ceiling,” from time to time in effect, as referred to and defined in Chapter 303 of the Code; subject, however, to the limitations on such applicable ceiling referred to and defined in the Code, and further subject to any right Lender may have subsequently, under applicable law, to change the method of determining the Maximum Rate.

“Mortgage” means the Mortgage and Security Agreement executed by Holdings in favor of Lender, in substantially the form of Exhibit “C”, as the same may be amended, supplemented or modified.

“Net Income” means, for Borrower and its Subsidiaries for any period, the consolidated net income (or loss) of Borrower and its Subsidiaries for such period, determined in accordance with GAAP.

“No Default Certificate” means a certificate in the form of Exhibit “K”, fully completed and executed by Borrower.

“Non-Financed Capital Expenditures” means for Borrower and its Subsidiaries, on a consolidated basis, for any period, Capital Expenditures incurred during such period in connection with which none of Borrower or any Subsidiary incurred Debt (and including the equity portion of Capital Expenditures in connection with which Debt is incurred).

“Note-A” means the promissory note executed by Borrower payable to the order of Lender, in substantially the form of Exhibit “A”, as the same may be renewed, extended or modified and all promissory notes executed in renewal, extension, modification or substitution thereof.

“Note-B” means the promissory note executed by Borrower payable to the order of Lender, in substantially the form of Exhibit “B”, as the same may be renewed, extended or modified and all promissory notes executed in renewal, extension, modification or substitution thereof.

“Notes” means Note-A and Note-B.

“Obligated Party” means Guarantors and any other Person who is or becomes a party to any agreement pursuant to which such Person guarantees or secures payment and performance of the Obligations or any part thereof.

“Obligations” means (a) all obligations, indebtedness and liabilities of Borrower to Lender under this Agreement and the other Loan Documents, (b) the Rate Management Transaction Obligations, and (c) all interest accruing thereon and all reasonable attorneys’ fees and other expenses incurred in the enforcement or collection thereof.

“Organizational Documents” means, for any Person, (a) the articles of incorporation and bylaws of such Person if such Person is a corporation, (b) the articles of organization and regulations of such Person if such Person is a limited liability company, (c) the limited partnership agreement of such Person if such Person is a limited partnership, or (d) the documents under which such Person was created and is governed if such person is not a corporation, limited liability company or limited partnership.

“Person” means any individual, corporation, limited liability company, partnership, joint venture, company, trust, governmental authority or other entity.

“Pledge Agreement” means the Security Agreement-Pledge executed by SPACEHAB in favor of Lender in substantially the form of Exhibit “F”, as the same may be amended, supplemented or modified.

“Prime Rate”means, on any day, the prime rate as published in The Wall Street Journal on that day under the section “Money Rates”, and being defined therein as “the base rate on corporate loans at large U.S. money center commercial banks.”  If such section of The Wall Street Journal reflects more than one rate as being the “prime rate”, then the highest rate shall be the Prime Rate.  On days when The Wall Street Journal is not published, the Prime Rate shall be the “prime rate” stated in the most recently published edition of The Wall Street Journal.  In the event The Wall Street Journal ceases to be published altogether, or ceases to publish the “prime rate”, then Lender or its successors or assigns shall establish and use a new Prime Rate, in the exercise of its sole discretion, without any notice to Borrower or any other Person being required.  The Prime Rate shall automatically fluctuate, upward and downward, without notice to Borrower or any other Person, as and in the amount the said published “prime rate” shall fluctuate.  The Prime Rate is a reference rate and does not necessarily represent Lender’s best or lowest rate or a favored rate, and Lender disclaims any statement, representation or warranty to the contrary.

“Rate Management Transaction” means any transaction (including an agreement with respect thereto) now existing or hereafter entered into between Borrower and Lender which is a rate swap, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, forward transaction, currency swap transaction, cross-currency rate swap transaction, currency option or any other similar transaction (including any option with respect to any of these transactions) or any combination thereof, whether linked to one or more interest rates, foreign currencies, commodity prices, equity prices or other financial measures.

“Rate Management Transaction Obligations” means any and all obligations and indebtedness, contingent or otherwise, whether now existing or hereafter arising, of Borrower to Lender arising under or in connection with any Rate Management Transaction.

“Ratio of Total Liabilities to Tangible Net Worth” means, as of any date, (a) (i) Total Liabilities minus the sum of (ii) (x) Subordinated Debt, plus (y) Restricted Cash, plus (z) receivables from Affiliates that can be applied to payables to Affiliates, divided by (b) Tangible Net Worth.

“Real Property” means the real property and interests in real property described in the Mortgage and all improvements and fixtures thereon and all appurtenances thereto.

“Restricted Cash” means net advances received from the National Reconnaissance Office under a construction contract at Vandenberg Air Force Base, net of disbursements.

“Security Agreement” means the Security Agreement executed by Borrower in favor of Lender in substantially the form of Exhibit “E”, as the same may be amended, supplemented or modified.

“SPACEHAB” means SPACEHAB, Incorporated, a Washington corporation, and its successors and assigns.

“Subordinated Debt” means Debt of Borrower to any other Person, the payment of which has been subordinated to the payment of the Obligations in a manner reasonably satisfactory to Lender and by a document reasonably satisfactory to Lender.

“Subsidiary” means any Person of which or in which Borrower or its other Subsidiaries own or control, directly or indirectly, fifty percent (50%) or more of (a) the combined voting power of all classes having general voting power under ordinary circumstances to elect a majority of the directors, managers or equivalent body of such Person, if it is a corporation, (b) the capital interest or profits interest of such Person, if it is a partnership, limited liability company, joint venture or similar entity, or (c) the beneficial interest of such Person, if it is a trust, association or other unincorporated association or organization.

“Tangible Net Worth” means, as of any date, (a) all amounts which, in conformity with GAAP, would be included as stockholders’ equity on a consolidated balance sheet of Borrower and its Subsidiaries, plus (b) Subordinated Debt; provided, however, there shall be excluded therefrom (i) any amount at which shares of capital stock of Borrower appear as an asset on Borrower’s or any Subsidiary’s balance sheet, (ii) goodwill, including any amounts, however designated, that represent the excess of the purchase price paid for assets, stock or other ownership interests over the value assigned thereto, (iii) patents, trademarks, trade names and copyrights, (iv) deferred expenses, (v) loans and advances to any stockholder, partner, member, owner, director, officer manager or employee of Borrower, any Subsidiary, any Guarantor or any Affiliate, including any such loans and advances evidenced by promissory notes, to the extent such loans and advances to such Persons exceed amounts payable to such Persons, (vi) accounts receivable or other amounts due from any Subsidiary, any Guarantor or any Affiliate, and (v) all other assets which are properly classified as intangible assets.

“Termination Date” means 11:00 a.m., Houston, Texas time on February 6, 2009, or such earlier date on which the Commitment terminates as provided in this Agreement.

“Term Loan” means the loan made by Lender to Borrower pursuant to Article III.

“Total Liabilities” means, as of any date, all amounts which, in accordance with GAAP, would be classified as liabilities on a consolidated balance sheet of Borrower and its Subsidiaries.

“Unmatured Event of Default” means the occurrence of an event or the existence of a condition which, with the giving of notice or the passage of time, or both, would constitute an Event of Default.

Section 1.2.                                   Other Definitional Provisions.  All definitions contained in this Agreement are equally applicable to the singular and plural forms of the terms defined.  The words “hereof”, “herein” and “hereunder” and words of similar import referring to this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement.  Unless otherwise specified, all Article and Section references pertain to this Agreement.  All accounting terms not specifically defined herein shall be construed in accordance with GAAP.  Terms used herein that are defined in the Uniform Commercial Code as adopted by the State of Texas, unless otherwise defined herein, shall have the meanings specified in the Uniform Commercial Code as adopted by the State of Texas.  In the event that, at any time, Borrower has no Subsidiaries, all references to the Subsidiaries of Borrower and the consolidation of certain financial information shall be deemed to be inapplicable until such time as Borrower has a Subsidiary.

ARTICLE II.

Revolving Line of Credit

Section 2.1.                                   Advances.  Subject to the terms and conditions of this Agreement, Lender agrees to make one or more Advances to Borrower from time to time from the date hereof to and including the Termination Date in an aggregate principal amount at any time outstanding up to but not exceeding the Commitment; provided that the aggregate amount of all Advances at any time outstanding shall not exceed the lesser of (a) the Commitment or (b) the Borrowing Base.  Lender shall have no obligation to make any Advance if an Event of Default or an Unmatured Event of Default has occurred and is continuing.  Subject to the foregoing limitations, and the other terms and provisions of this Agreement, Borrower may borrow, repay and reborrow hereunder.

Section 2.2.                                   Note-A.  The obligation of Borrower to repay the Advances shall be evidenced by Note-A executed by Borrower, payable to the order of Lender, in the principal amount of the Commitment.

Section 2.3.                                   Repayment of Advances.  Borrower shall repay the unpaid principal amount of all Advances on the Termination Date.

Section 2.4.                                   Interest.  The unpaid principal amount of the Advances shall bear interest prior to maturity at a varying rate per annum equal from day to day to the lesser of (a) the Maximum Rate or (b) the sum of the Prime Rate in effect from day to day plus one and three-fourths percent (1.75%), and each change in the rate of interest charged on the Advances shall become effective, without notice to Borrower, on the effective date of each change in the Prime Rate or the Maximum Rate, as the case may be; provided, however, if at any time the rate of interest specified in clause (b) preceding shall exceed the Maximum Rate, thereby causing the interest on the Advances to be limited to the Maximum Rate, then any subsequent reduction in the Prime Rate shall not reduce the rate of interest on the Advances below the Maximum Rate until the aggregate amount of interest actually accrued on the Advances equals the amount of interest which would have accrued on the Advances if the interest rate specified in clause (b) preceding had at all times been in effect.  Accrued and unpaid interest on the Advances shall be payable on the same day of each month as the day of the month on which this Agreement is dated.  If an Event of Default has occurred and is continuing, all principal of the Advances shall bear interest at the Default Rate.

Section 2.5.                                   Requests for Advances.  Borrower shall give Lender notice of each requested Advance by delivery to Lender of an Advance Request Form executed by an Authorized Representative, properly completed and containing the information required therein.  Prior to making any Advance, Lender may require that Borrower deliver a Borrowing Base Certificate dated a recent date acceptable to Lender evidencing that the amount of the outstanding Advances plus the requested Advance is less than the lesser of (a) the Commitment or (b) the Borrowing Base.  Assuming that each Advance Request Form is in proper form, if Lender receives an Advance Request Form prior to 12:00 p.m. on any Business Day, Lender will make the requested Advance on the same Business Day, and if Lender receives an Advance Request Form after 12:00 p.m., Lender will make the requested Advance on the next Business Day.  Advance Request Forms may be delivered by fax or e-mail.

Section 2.6.                                   Use of Proceeds.  The proceeds of Advances shall be used for general corporate purposes and to make advances to Affiliates.

Section 2.7.                                   Mandatory Prepayment.  If at any time the outstanding principal amount of the Advances exceeds the Borrowing Base, Borrower shall immediately prepay the outstanding Advances by the amount of the excess plus accrued and unpaid interest on the amount so prepaid.

Section 2.8.                                   Unused Commitment Fee; Reduction or Termination of Commitment.  Borrower agrees to pay to Lender a commitment fee on the average daily unused portion of the Commitment, from and including the Closing Date to and including the Termination Date, at the rate of one-half percent (0.50%) per annum based on a 360 day year and the actual number of days elapsed, payable monthly, in arrears and on the Termination Date.  Borrower shall have the right at any time to irrevocably terminate the Commitment; provided that prior to such termination, Borrower shall pay all the outstanding Advances and pay a termination fee in an amount equal to one percent (1%) of the Commitment.

Section 2.9.                                   Facility Fee.  Borrower agrees to pay to Lender a facility fee in the amount of 1% of the Commitment on the Closing Date.  Such facility fee shall be fully earned when paid.

ARTICLE III.

Term Loan

Section 3.1.                                   Term Loan.  Subject to the terms and conditions of this Agreement, Lender agrees to make the Term Loan to Borrower in the principal amount of $4,000,000.00.

Section 3.2.                                   Note-B.  The obligation of Borrower to repay the Term Loan shall be evidenced by Note-B executed by Borrower, payable to the order of Lender, in the principal amount of $4,000,000.00.

Section 3.3.                                   Interest.  The Term Loan shall bear interest prior to maturity at a varying rate per annum equal from day to day to the lesser of (a) the Maximum Rate or (b) the Prime Rate in effect from day to day plus one and three-fourths percent (1.75%), and each change in the rate of interest charged on the Term Loan shall become effective, without notice to Borrower on the effective date of each change in the Prime Rate or the Maximum Rate, as the case may be; provided, however, if at any time the rate of interest specified in clause (b) preceding shall exceed the Maximum Rate, thereby causing the interest on the Term Loan to be limited to the Maximum Rate, then any subsequent reduction in the Prime Rate shall not reduce the rate of interest on the Term Loan below the Maximum Rate until the amount of interest actually accrued on the Term Loan equals the aggregate amount of interest which would have accrued on the Term Loan if the interest rate specified in clause (b) preceding had at all times been in effect.  If an Event of Default has occurred and is continuing, all principal of the Term Loan shall bear interest at the Default Rate.

Section 3.4.                                   Repayment of Principal and Interest.  The principal of and interest on the Term Loan shall be due and payable by Borrower as follows:

(a)                                  Monthly installments of accrued and unpaid interest shall be due and payable monthly on the same day of each month as the day of the month on which this Agreement is dated; and

(b)                                 Monthly installments each in the principal amount of Twenty-Two Thousand Two Hundred Twenty-Two and 22/100 Dollars ($22,222.22) shall be due and payable on the same day of each month as the day of the month on which this Agreement is dated; and

(c)                                  A final installment in the amount of all outstanding principal, plus all accrued and unpaid interest, shall be due and payable on Maturity Date-Term Loan.

Section 3.5.                                   Use of Proceeds.  The proceeds of the Term Loan shall be used for general corporate purposes and to make advances to Affiliates.

Section 3.6.                                   Origination Fee.  Borrower agrees to pay to Lender an origination fee in the amount of $40,000.00 on the Closing Date.  Such origination fee shall be fully earned when paid.

ARTICLE IV.

Payments

Section 4.1.                                   Method of Payment.  All payments of principal, interest and other amounts to be made by Borrower under this Agreement, the Notes or any other Loan Documents shall be made to Lender at its designated office, without setoff, deduction or counterclaim in immediately available funds.  Whenever any payment under this Agreement, the Notes or any other Loan Document shall be stated to be due on a day that is not a Business Day, such payment may be made on the next Business Day, and interest shall continue to accrue during such extension.

Section 4.2.                                   Voluntary Prepayment.  Borrower may prepay the Notes in whole at any time or from time to time in part with accrued interest to the date of prepayment on the amount so prepaid; provided, however, that (a) any prepayments of principal of Note-B shall be accompanied by a prepayment penalty of one percent (1%) of the amount prepaid if such prepayment is made on or before February 6, 2010, and (b) any prepayments of principal of Note-B shall be applied to the principal installments due on Note-B in inverse order of their maturities.

Section 4.3.                                   Computation of Interest.  Interest on the indebtedness evidenced by the Notes shall be computed on the basis of a year of 360 days and the actual number of days elapsed (including the first day but excluding the last day) unless such calculation would result in a usurious rate, in which case interest shall be calculated on the basis of a year of 365 or 366 days, as the case may be.

ARTICLE V.

Collateral

Section 5.1.                                   Collateral.  To secure full and complete payment and performance of the Obligations, Borrower shall execute and deliver or cause to be executed and delivered the documents described below covering the property and collateral described therein and in this Section 5.1 (which, together with any other property and collateral which may now or hereafter secure the Obligations or any part thereof, is sometimes herein called the “Collateral”):

(a)                                  Borrower shall grant to Lender a first priority security interest in all of its accounts, accounts receivable, inventory, equipment, machinery, fixtures, chattel paper, documents, instruments, deposit accounts (including the Collateral Account), investment property, letter of credit rights, general intangibles and all its other personal property, whether now owned or hereafter acquired, and all products and proceeds thereof, pursuant to the Security Agreement.

(b)                                 Holdings shall grant to Lender a first priority Lien on the Real Property pursuant to the Mortgage.

(c)                                  SPACEHAB shall grant to Lender a first priority Lien on the stock of Borrower pursuant to the Pledge Agreement.

(d)                                 Borrower shall execute and cause to be executed such further documents and instruments as Lender, in its sole discretion, deems necessary or desirable to evidence and perfect its liens and security interests in the Collateral.  Borrower authorizes, directs and permits Lender to file Uniform Commercial Code financing statements with respect to the Collateral in such jurisdictions as Lender may desire.

Section 5.2.                                   Absolute Assignment of Rents.  Holdings shall grant to Lender title to all Rents (as defined in the Assignment of Rents) under the Leases (as defined in the Assignment of Rents) pursuant to the Assignment of Rents (it being understood that Holdings shall only be permitted under a limited license to collect such Rents until the occurrence of an Event of Default).

Section 5.3.                                   Setoff.  Upon the occurrence of an Event of Default, Lender shall have the right to set off and apply against the Obligations in such a manner as Lender may determine, at any time and without notice to Borrower, any and all deposits (general or special, time or demand, provisional or final) or other sums at any time credited by or owing from Lender to Borrower whether or not the Obligations are then due.  As further security for the Obligations, Borrower hereby grants to Lender a security interest in all money, instruments and other property of Borrower now or hereafter held by Lender.  In addition to Lender’s right of setoff and as further security for the Obligations, Borrower hereby grants to Lender a security interest in all deposits (general or special, time or demand, provisional or final) and other accounts of Borrower now or hereafter on deposit with or held by Lender and all other sums at any time credited by or owing from Lender to Borrower.  The rights and remedies of Lender hereunder are in addition to other rights and remedies (including, without limitation, to the rights of setoff) which Lender may have.

Section 5.4.                                   Guaranty Agreements.  Guarantors shall unconditionally and irrevocably guarantee payment and performance of the Obligations as provided in the Guaranty Agreements by execution and delivery of the Guaranty Agreements, respectively.

ARTICLE VI.

Conditions Precedent

Section 6.1.                                   Initial Extension of Credit.  The obligation of Lender to make the initial Advance or fund the Term Loan is subject to the condition precedent that prior thereto Lender shall have received all of the documents set forth below in form and substance satisfactory to Lender.

(a)                                  Certificate - Borrower.  A certificate of the Secretary or another officer of Borrower acceptable to Lender certifying (i) resolutions of the board of directors of Borrower which authorize the execution, delivery and performance by Borrower of this Agreement and the other Loan Documents to which Borrower is or is to be a party and (ii) the names of the officers of Borrower authorized to sign this Agreement and each of the other Loan Documents to which Borrower is or is to be a party together with specimen signatures of such officers.

(b)                                 Organizational Documents - Borrower.  The articles of incorporation and the bylaws of Borrower certified by the Secretary or another officer of Borrower acceptable to Lender.

(c)                                  Governmental Certificates - Borrower.  Certificates issued by the appropriate government officials of the state of incorporation of Borrower as to the existence and good standing of Borrower.

(d)                                 Certificate - Holdings.  A certificate of the Secretary or another officer of Holdings acceptable to Lender certifying (i) resolutions of the board of directors of Holdings which authorize the execution, delivery and performance by Holdings of the Mortgage, the Guaranty Agreement - Holdings and the other Loan Documents to which Holdings is or is to be a party and (ii) the names of the officers of Holdings authorized to sign the Mortgage, the Guaranty Agreement - Holdings and each of the other Loan Documents to which Holdings is or is to be party together with specimen signatures of such officers.

(e)                                  Organizational Documents - Holdings.  The articles of incorporation and the bylaws of Holdings certified by the Secretary or another officer of Holdings acceptable to Lender.

(f)                                    Governmental Certificates - Holdings.  Certificates issued by the appropriate government officials of the state of incorporation of Holdings as to the existence and good standing of Holdings.

(g)                                 Certificate - SPACEHAB.  A certificate of the Secretary or another officer of SPACEHAB acceptable to Lender certifying (i) resolutions of the board of directors of SPACEHAB which authorize the execution, delivery and performance by SPACEHAB of the Pledge Agreement, the Guaranty Agreement - SPACEHAB and the other Loan Documents to which SPACEHAB is or is to be a party and (ii) the names of the officers of SPACEHAB authorized to sign the Pledge Agreement, the Guaranty Agreement - SPACEHAB and

each of the other Loan Documents to which SPACEHAB is or is to be party together with specimen signatures of such officers.

(h)                                 Organizational Documents - SPACEHAB.  The articles of incorporation and the bylaws of SPACEHAB certified by the Secretary or another officer of SPACEHAB acceptable to Lender.

(i)                                     Governmental Certificates - SPACEHAB.  Certificates issued by the appropriate government officials of the state of incorporation of SPACEHAB as to the existence and good standing of SPACEHAB.

(j)                                     Notes.  The Notes executed by Borrower.

(k)                                  Security Agreement.  The Security Agreement executed by Borrower.

(l)                                     Pledge Agreement.  The Pledge Agreement executed by SPACEHAB.

(m)                               Financing Statements.  Uniform Commercial Code financing statements showing Borrower, SPACEHAB and Holdings as debtor.

(n)                                 Guaranty Agreements.  The Guaranty Agreements executed by Guarantors, respectively.

(o)                                 Mortgage.  The Mortgage executed by Holdings.

(p)                                 Assignment of Rents.  The Assignment of Rents executed by Holdings.

(q)                                 Fees.  The facility fee referred to in Section 2.9 and the origination fee referred to in Section 3.6 (provided that the amount of $25,000.00 previously paid by Borrower shall be credited against such fees).

(r)                                    Required Deposit.  Evidence that Borrower has deposited $568,550.40 into the Collateral Account.

(s)                                  Appraisal.  A MAI appraisal or appraisals obtained or to be obtained by Lender from a qualified appraiser satisfactory to Lender prepared in accordance with the requirements for appraisal standards for national banks or as otherwise required by applicable law or Lender’s then current appraisal requirements, which appraisal shall reflect an “as is” fair market value of the Project acceptable to Lender.

(t)                                    Mortgagee Title Insurance Policy.  A paid mortgagee policy of title insurance in the amount of $6,000,000.00 insuring that the Mortgage B Holdings creates in favor of Lender a first priority lien on the Real Property.  The mortgagee policy of title insurance shall have been issued at Borrower’s expense by a title insurance company acceptable to Lender, shall show a state of title and exceptions thereto, if any, acceptable to Lender and shall contain such endorsements as may be required by Lender.

(u)                                 Survey.  A survey of the Real Property showing (i) a metes and bounds description of the Real Property, (ii) all recorded or visible boundary lines, building locations, locations of utilities, easements, rights-of-way, rights of access, building or set-back lines, dedications and natural and manufactured objects affecting the Real Property, (iii) any encroachments upon or protrusions from the Real Property, (iv) any area federally designated as a flood hazard and (v) such other matters as Lender may require

(v)                                 Easements, etc.  Copies of all recorded easements, rights-of way, restrictive covenants, leases, encumbrances and other documents and instruments filed of record that affect the Real Properties.

(w)                               Environmental Report.  An environmental report addressed to Lender certifying that the Real Properties and Borrower’s and Holdings=, as applicable, operations thereon comply with all Environmental Laws, that the Real Properties are free of Hazardous Substances, and that the Real Properties and any structures thereon are free of any conditions that present indoor and outdoor air hazards.

(x)                                   Insurance Policies.  Copies of all insurance policies required by Section 8.5, together with loss payable endorsements in favor of Lender with respect to all insurance policies covering Collateral.

(y)                                 UCC Search.  A Uniform Commercial Code search showing all financing statements and other documents or instruments on file against (a) Borrower in Brevard County, Florida, and the office of the Secretary of State of Delaware, (b) Holdings in Brevard County, Florida, and the office of the Secretary of State of Florida, and (c) SPACEHAB in the office of the Secretary of State of Washington.

(z)                                   Attorneys’ Fees and Expenses.  Evidence that the costs and expenses (including reasonable attorneys’ fees) referred to in Section 12.1, to the extent incurred, have been paid in full by Borrower.

(aa)                            Additional Documentation.  Such additional approvals or documents as Lender may reasonably request.

Section 6.2.                                   Post Closing Deliveries.  Borrower will deliver to Lender within sixty (60) days after the Closing Date evidence that Borrower has submitted an application requesting a waiver/variance letter from the city of Titusville, Florida, waiving the encroachment of a building contained on the Real Property which was built within a building set back line.  Borrower=s failure to deliver a waiver/variance letter from the city of Titusville, Florida will not constitute an Event of Default.

Section 6.3.                                   All Extensions of Credit.  The obligation of Lender to make any Advance (including the initial Advance) is subject to receipt by Lender of the items required by Section 2.5, and such additional approvals or documents as Lender may reasonably request.

ARTICLE VII.

Representations and Warranties

To induce Lender to enter into this Agreement, Borrower represents and warrants to Lender that:

Section 7.1.                                   Existence.  Borrower and each Subsidiary (a) are duly organized, validly existing and in good standing under the laws of their respective jurisdictions of organization, (b) have all requisite power and authority to own their assets and carry on their business as now being or as proposed to be conducted and (c) are qualified to do business in all jurisdictions necessary and where failure to so qualify would have a Material Adverse Effect.  Borrower has the power and authority to execute, deliver and perform its obligations under this Agreement and the other Loan Documents to which it is or may become a party.

Section 7.2.                                   Financial Statements.  Borrower has delivered to Lender audited consolidated financial statements of Borrower and its Subsidiaries as at and for the fiscal year ended June 30, 2007, and unaudited consolidated financial statements of Borrower and its Subsidiaries for the three (3) month period ended September 30, 2007.  Such financial statements are true and correct, have been prepared in accordance with GAAP, and fairly and accurately present, on a consolidated basis, the financial condition of Borrower and its Subsidiaries as of the respective dates indicated therein and the results of operations for the respective periods indicated therein.  Neither Borrower nor any of its Subsidiaries has any material contingent liabilities, liabilities for taxes, material forward or long-term commitments or unrealized or anticipated losses from any unfavorable commitments not reflected in such financial statements.  There has been no Material Adverse Effect since the effective date of the most recent financial statements referred to in this Section.

Section 7.3.                                   Requisite Action; No Breach.  The execution, delivery and performance by Borrower of this Agreement and the other Loan Documents to which Borrower is or may become a party have been duly authorized by all requisite action on the part of Borrower and do not and will not violate or conflict with the Organizational Documents of Borrower or any law, rule or regulation or any order, writ, injunction or decree of any court, governmental authority or arbitrator, and do not and will not conflict with, result in a breach of, or constitute a default under, or result in the imposition of any Lien (except as permitted by this Agreement) upon any of the revenues or assets of Borrower or any Subsidiary pursuant to the provisions of any indenture, mortgage, deed of trust, security agreement, franchise, permit, license or other instrument or agreement by which Borrower or any Subsidiary or any of their respective properties is bound, except to the extent such conflict, violation or breach could not reasonably be expected to result in a Material Adverse Effect.

Section 7.4.                                   Operation of Business.  Borrower, each Guarantor and each Subsidiary possess all licenses, permits, franchises, patents, copyrights, trademarks and trade names, or rights thereto, to conduct their respective businesses substantially as now conducted and as presently proposed to be conducted.

Section 7.5.                                   Litigation and Judgments.  There is no action, suit, investigation or proceeding before or by any court, governmental authority or arbitrator pending, or to the knowledge of Borrower, threatened against or affecting Borrower, any Guarantor or any Subsidiary, that could, if adversely determined, have a Material Adverse Effect.  There are no outstanding judgments against Borrower, any Guarantor or any Subsidiary.

Section 7.6.                                   Rights in Properties; Liens.  Borrower, each Guarantor and each Subsidiary have good and marketable title to or valid leasehold interests in their respective properties and assets, real and personal, including the properties, assets and leasehold interests reflected in the financial statements described in Section 7.2, and none of the properties, assets or leasehold interests of Borrower, any Guarantor or any Subsidiary is subject to any Lien, except as permitted by this Agreement.

Section 7.7.                                   Enforceability.  This Agreement constitutes, and the other Loan Documents to which Borrower is a party, when delivered, shall constitute the legal, valid and binding obligations of Borrower, enforceable against Borrower in accordance with their respective terms, except as enforceability thereof may be limited by bankruptcy, insolvency or other laws of general application relating to the enforcement of creditor’s rights and by equitable principles (where the enforcement is sought by proceedings in equity or at law).

Section 7.8.                                   Approvals.  No authorization, approval or consent of, and no filing or registration with, any court, governmental authority or third party is or will be necessary for the execution, delivery or performance by Borrower of this Agreement and the other Loan Documents to which Borrower is or may become a party or the validity or enforceability thereof.

Section 7.9.                                   Debt.  Borrower and its Subsidiaries have no Debt except Debt to Lender and other Debt permitted pursuant to Section 9.1.

Section 7.10.                             Use of Proceeds; Margin Securities.  None of Borrower, any Guarantor or any Subsidiary is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulations T, U or X of the Board of Governors of the Federal Reserve System), and no part of the proceeds of any extension of credit under this Agreement will be used to purchase or carry any such margin stock or to extend credit to others for the purpose of purchasing or carrying margin stock.

Section 7.11.                             ERISA.  Borrower, each Guarantor and each Subsidiary have complied with all applicable minimum funding requirements and all other applicable and material requirements of ERISA, and there are no existing conditions that would give rise to liability thereunder.  No Reportable Event (as defined in Section 4043 of ERISA) has occurred in connection with any employee benefit plan that might constitute grounds for the termination thereof by the Pension Benefit Guaranty Corporation or for the appointment by the appropriate United States District Court of a trustee to administer such plan.

Section 7.12.                             Taxes.  Borrower, each Guarantor and each Subsidiary have filed all tax returns (federal, state and local) required to be filed (or have filed for extensions thereon), including all income, franchise, employment, property and sales taxes, and have paid all of their liabilities for taxes, assessments, governmental charges and other levies that are due and payable (except for those that are being contested in good faith by appropriate proceedings diligently conducted, for which no Lien has been filed of record and for which adequate reserves have been established), and Borrower knows of no pending investigation of Borrower, any Guarantor or any Subsidiary by any taxing authority or of any pending but unassessed tax liability of Borrower, any Guarantor or any Subsidiary.

Section 7.13.                             Disclosure.  There is no fact known to Borrower which has a Material Adverse Effect or which might in the future have a Material Adverse Effect that has not been disclosed in writing to Lender.

Section 7.14.                             Subsidiaries.  Borrower has no Subsidiaries other than Holdings.  Borrower owns one hundred percent (100%) of the outstanding stock of Holdings.

Section 7.15.                             Compliance with Laws.  None of Borrower, any Guarantor or any Subsidiary is in violation in any material respect of any law, rule, regulation, order or decree of any court, governmental authority or arbitrator, the violation of which is reasonably likely to result in a Material Adverse Effect.

Section 7.16.                             Compliance with Agreements.  Neither Borrower, any Guarantor nor any Subsidiary is in violation in any material respect of any document, agreement, contract or instrument to which it is a party or by which it or its properties are bound, the violation of which is reasonably likely to result in a Material Adverse Effect.

Section 7.17.                             Environmental Matters.  Borrower, each Guarantor and each Subsidiary, and their respective properties, are in compliance with all applicable Environmental Laws and neither Borrower, any Guarantor nor any Subsidiary is subject to any liability or obligation for remedial action thereunder.  There is no pending or, to Borrower=s knowledge, threatened investigation or inquiry by any governmental authority of Borrower, any Guarantor or any Subsidiary or any of their respective properties pertaining to any Hazardous Substance.  Except in the ordinary course of business and in compliance with all Environmental Laws, there are no Hazardous Substances located on or under any of the properties of Borrower, any Guarantor or any Subsidiary.  Except in the ordinary course of business and in compliance with all Environmental Laws, neither Borrower, any Guarantor nor any Subsidiary has caused or permitted any Hazardous Substance to be disposed of on or under or released from any of its properties.  Borrower, each Guarantor and each Subsidiary have obtained all permits, licenses and authorizations which are required under and by all Environmental Laws.

Section 7.18.                             Solvency.  Borrower, Guarantors and their Subsidiaries, on an individual and a consolidated basis, are not insolvent, Borrower’s, each

Guarantor=s and their Subsidiaries’ assets, on an individual and a consolidated basis, exceed their liabilities, and Borrower will not be rendered insolvent by the execution and performance of this Agreement and the Loan Documents.

Section 7.19.                             Investment Company Act.  None of Borrower, any Guarantor or any Subsidiary is an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

ARTICLE VIII.

Affirmative Covenants

Borrower covenants and agrees that, as long as the Obligations or any part thereof are outstanding or Lender has any Commitment hereunder, Borrower will perform and observe the covenants set forth below, unless Lender shall otherwise consent in writing.

Section 8.1.                                   Reporting Requirements.  Borrower will deliver to Lender:

(a)                                  Quarterly Financial Statements - Borrower.  As soon as available, and in any event within forty-five (45) days after the end of each quarter of each fiscal year of Borrower, a copy of the financial statements of Borrower and its Subsidiaries as of the end of such fiscal quarter and for the portion of the fiscal year then ended, containing, on a consolidated basis, balance sheets, statements of income, statements of stockholders’ equity and cash flows in each case setting forth in comparative form the figures for the corresponding period of the preceding fiscal year, all in reasonable detail and certified by an officer of Borrower acceptable to Lender to have been prepared in accordance with GAAP and to fairly and accurately present the financial condition and results of operations of Borrower and its Subsidiaries, on a consolidated basis, at the date and for the periods indicated therein.

(b)                                 Annual Financial Statements - SPACEHAB.  As soon as available, and in any event within ninety (90) days after the end of each fiscal year of SPACEHAB, beginning with the fiscal year ending June 30, 2008, a copy of the annual audited financial statements of SPACEHAB and its Subsidiaries for such fiscal year on SEC form 10-K, prepared in accordance with GAAP, and audited and certified without qualification by independent certified public accountants of recognized standing acceptable to Lender.

(c)                                  Quarterly Financial Statements - SPACEHAB.  As soon as available, and in any event within forty-five (45) days after the end of each quarter of each fiscal year of SPACEHAB, a copy of the financial statements of SPACEHAB and its Subsidiaries as of the end of such fiscal quarter and for the portion of the fiscal year then ended on SEC form 10-Q, certified by an officer of SPACEHAB acceptable to Lender to have been prepared in accordance with GAAP and to fairly and accurately present the financial condition and results of operations of SPACEHAB and its Subsidiaries, on a consolidated basis, at the date and for the periods indicated therein.

(d)                                 No Default Certificate.  (i) As soon as available, and in any event within forty-five (45) days after the end of each fiscal quarter, a No Default Certificate as of the last day of such quarter, and (ii) together with the financial statements delivered pursuant to Section 8.1(a), a No Default Certificate as of the last day of the fiscal year covered by such financial statements, in each case executed by an officer of Borrower acceptable to Lender and containing detailed calculations of the covenants contained in Article X.

(e)                                  Borrowing Base Certificate.  As soon as available, and in any event within fifteen (15) days after the end of each month, a Borrowing Base Certificate as of the last day of such month certified by an officer of Borrower acceptable to Lender.

(f)                                    Monthly Accounts Receivable Reports.  As soon as available, and in any event within fifteen (15) days after the end of each month, aged accounts receivable reports for Borrower as of the last day of such month certified by an officer of Borrower acceptable to Lender.

(g)                                 Monthly Accounts Payable Reports.  As soon as available, and in any event within fifteen (15) days after the end of each month, aged accounts payable reports for Borrower as of the last day of such month certified by an officer of Borrower acceptable to Lender.

(h)                                 Contracts.  As soon as available, and in any event within forty-five (45) days after the end of each fiscal quarter of Borrower, a list of all of Borrower=s contracts in excess of $100,000.00 awarded and pending as of the last day of such fiscal quarter certified by an officer of Borrower acceptable to Lender.

(i)                                     Tax Returns.  Within fifteen (15) days following the filing thereof, copies of each federal income tax return filed by Borrower and Guarantor.

(j)                                     Notice of Litigation.  Promptly after the commencement thereof, notice of all actions, suits and proceedings before any court or governmental department, commission, board, agency or instrumentality, domestic or foreign, affecting Borrower, any Guarantor or any Subsidiary which could reasonably be expected to have a Material Adverse Effect.

(k)                                  Judgments.  Within five (5) days of the rendering thereof, notice of any judgment against Borrower, any Guarantor or any Subsidiary in an amount which is greater than $25,000.00.

(l)                                     Notice of Default.  As soon as possible and in any event within five (5) days after Borrower=s actual knowledge of the occurrence of each Event of Default and Unmatured Event of Default, a written notice setting forth the details of such Event of Default or Unmatured Event of Default and the action which Borrower has taken and proposes to take with respect thereto.

(m)                               Notice of Material Adverse Effect.  As soon as possible, and in any event within five (5) days after Borrower becomes aware thereof, notice of the occurrence of any event or the existence of any condition which could reasonably be expected to have a Material Adverse Effect.

(n)                                 General Information.  Promptly, such other information concerning Borrower, any Guarantor or any Subsidiary as Lender may from time to time reasonably request.

Section 8.2.                                   Maintenance of Existence; Conduct of Business.  Borrower will preserve and maintain, and will cause each Guarantor and each Subsidiary to preserve and maintain, its corporate existence and all of its leases, privileges, licenses, permits, franchises, qualifications and rights that are necessary or desirable in the ordinary conduct of its business.

Section 8.3.                                   Maintenance of Properties.  Borrower will maintain, and will cause each Guarantor and each Subsidiary to maintain, its assets and properties in good condition and repair, normal wear and tear excepted.

Section 8.4.                                   Taxes and Claims.  Borrower will pay or discharge, and will cause each Guarantor and each Subsidiary to pay or discharge, at or before maturity or before becoming delinquent (a) all taxes, levies, assessments and governmental charges imposed on it or its income or profits or any of its property and (b) all lawful claims for labor, material and supplies, which, if unpaid, might become a Lien upon any of its property; provided, however, that none of Borrower, any Guarantor or any Subsidiary shall be required to pay or discharge any claim, tax, levy, assessment or governmental charge with respect to which no Lien has been filed of record, which is being contested in good faith by appropriate proceedings diligently pursued and for which adequate reserves have been established.

Section 8.5.                                   Insurance.  Borrower will maintain, and will cause each Guarantor and each Subsidiary to maintain, with financially sound and reputable insurance companies, workmen’s compensation insurance, liability insurance and insurance on its property, assets and business, all at least in such amounts and against such risks as are usually insured against by Persons engaged in similar businesses and as are reasonably acceptable to Lender.  Each insurance policy covering Collateral shall name Lender as lender loss payee and provide that such policy will not be cancelled without at least thirty (30) days prior written notice to Lender.

Section 8.6.                                   Inspection.  At any time and from time to time after an Event of Default has occurred, or, if no Event of Default has occurred, two (2) days after notice from Lender, and subject to United States= export laws and the requirements of the Department of Defense Industrial Security Manual, Borrower will permit, and will cause each Guarantor and each Subsidiary to permit, representatives of Lender to examine and make copies of the books and records of, and visit and inspect the properties or assets of Borrower, any Guarantor and any Subsidiary and to discuss the business, operations and financial condition of any such Persons with their respective officers and employees and with their independent certified public accountants.

Section 8.7.                                   Keeping Books and Records.  Borrower will maintain, and will cause each Guarantor and each Subsidiary to maintain, proper books of record and account in which full, true and correct entries in conformity with GAAP shall be made of all dealings and transactions in relation to its business and activities.

Section 8.8.                                   Compliance with Laws.  Borrower will comply, and will cause each Guarantor and each Subsidiary to comply, in all material respects with all applicable laws, rules, regulations and orders of any court, governmental authority or arbitrator, the violation of which is reasonably likely to result in a Material Adverse Effect.

Section 8.9.                                   Compliance with Agreements.  Borrower will comply, and will cause each Guarantor and each Subsidiary to comply, in all material respects with all agreements, contracts and instruments binding on it or affecting its properties or business, the violation of which is reasonably likely to result in a Material Adverse Effect.

Section 8.10.                             Further Assurances.  Borrower will execute and deliver, and will cause each Guarantor and each Subsidiary to execute and deliver, such further instruments as may be reasonably requested by Lender to carry out the provisions and purposes of this Agreement and the other Loan Documents and to preserve and perfect the Liens of Lender in the Collateral.

Section 8.11.                             ERISA.  Borrower will comply, and will cause each Guarantor and each Subsidiary to comply, with all minimum funding requirements, and all other material requirements, of ERISA, if applicable, so as not to give rise to any liability thereunder.

Section 8.12.                             Continuity of Operations.  Borrower will continue to conduct, and will cause each Guarantor and each Subsidiary to continue to conduct, its primary businesses as conducted as of the Closing Date and to continue its operations in such businesses.

Section 8.13.                             Banking Relationship.  Borrower will, and will cause each Subsidiary to, establish and maintain its primary banking depository and disbursement relationship with Lender.

Section 8.14.                             Collateral Account.  Borrower hereby pledges and assigns to Lender, and grants to Lender a security interest in, the Collateral Account and in all cash, instruments, securities and funds on deposit therein, all interest and cash or other property received in connection therewith or in exchange therefor, and all proceeds of all of the above, now or hereafter existing, as additional collateral security for the Obligations. In addition to Lender’s common law rights of setoff, Borrower hereby grants to Lender, if an Event of Default exists, the right to offset all or a portion of the funds in the Collateral Account. Borrower shall have no right to access or effect withdrawals from the Collateral Account, and the Collateral Account shall be maintained in the name of and subject to the sole and exclusive dominion and control of Lender.  There will be no withdrawals made from the Collateral Account by Lender unless and until an Event of Default has occurred.  If an Event of Default exists, Lender may at any time, and from time to time, apply funds on deposit in the Collateral Account to the Obligations in such order as Lender may determine.

Section 8.15.                             Executive Continuity.  Within four (4) Business Days of such change, Borrower will, and will cause SPACEHAB and Holdings to, notify Lender of any change in the AExecutive Officers@ (as defined by the Securities and Exchange Commission) of Borrower, SPACEHAB or Holdings.  If the Chief Financial Officer of

Borrower, SPACEHAB or Holdings ceases to hold such position, Borrower will, and will cause SPACEHAB and Holdings to, within four (4) Business Days of such occurrence, provide Lender with a plan to replace the then outgoing Chief Financial Officer of Borrower, SPACEHAB or Holdings, as applicable, with a Person of equal or higher qualification for such position within thirty (30) Business Days.

ARTICLE IX.

Negative Covenants

Borrower covenants and agrees that, as long as the Obligations or any part thereof are outstanding or Lender has any Commitment hereunder, Borrower will perform and observe the covenants set forth below, unless Lender shall otherwise consent in writing.

Section 9.1.                                   Debt.  Borrower will not incur, create, assume or permit to exist, and will not permit any Subsidiary to incur, create, assume or permit to exist, any Debt, except (a) Debt to Lender, (b) Subordinated Debt, (c) accounts payable in the ordinary course of business, and (d) Debt arising from the endorsement of instruments for collection in the ordinary course of business.

Section 9.2.                                   Limitation on Liens.  Borrower will not incur, create, assume or permit to exist, and will not permit any Subsidiary to incur, create, assume or permit to exist, any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, except (a) Liens in favor of Lender, (b) Permitted Encumbrances, if any, as defined in the Mortgage, (c) Liens for taxes, assessments or other governmental charges which are not delinquent or which are being contested in good faith, for which adequate reserves have been established and with respect to which no Lien has been filed of record, and (d) Liens of mechanics, materialmen, warehousemen, carriers or other similar statutory Liens securing obligations that are not yet due and are incurred in the ordinary course of business.

Section 9.3.                                   Mergers, Acquisitions, Dissolutions and Disposition of Assets.  Borrower will not, and will not permit any Subsidiary to, (a) become a party to a merger, consolidation, partnership or joint venture or purchase or otherwise acquire all or a substantial part of the assets of any Person or any shares or other evidence of beneficial ownership of any Person, (b) dissolve or liquidate, (c) amend its Organizational Documents, (d) sell, lease, assign, transfer or otherwise dispose of substantially all of its assets, except dispositions of inventory in the ordinary course of business, (e) create any new Subsidiary or (f) enter into any agreement to do any of the foregoing.

Section 9.4.                                   Restricted Payments.  Borrower will not declare or pay any Distribution, except Borrower may pay Distributions to Guarantor if (a) no Event of Default or Unmatured Event of Default exists, and (b) no Event of Default or Unmatured Event of Default would arise as a result of making such Distribution.

Section 9.5.                                   Loans and Advances.  Borrower will not make, and will not permit any Subsidiary to make, any advance, loan or extension of credit to any Person except for advances to SPACEHAB; provided that advances to SPACEHAB may be made by Borrower only if (a) at the time of making such advance, no Event of Default or Unmatured Event of Default exists, and (b) no Event of Default or Unmatured Event of Default would arise as a result of making such advance.

Section 9.6.                                   Investments.  Borrower will not make, and will not permit any Subsidiary to make, any capital contribution to or investment in, or purchase, or permit any Guarantor or any Subsidiary to purchase, any stock, bonds, notes, debentures, or other securities of any Person, except (a) readily marketable direct obligations of the United States of America, (b) fully insured certificates of deposit with maturities of one year or less from the date of acquisition of Lender or any commercial bank operating in the United States having capital and surplus in excess of $100,000,000.00, (c) commercial paper of a domestic issuer if at the time of purchase such paper is rated in one of the two highest rating categories of Standard and Poor’s Corporation or Moody’s Investors Service, Inc., and (d) investments made through Lender or its Affiliates and approved by Lender.

Section 9.7.                                   Compliance with Environmental Laws.  Borrower will not, and will not permit any Guarantor or any Subsidiary to, (a) use (or permit any tenant to use) any of their respective properties or assets for the handling, processing, storage, transportation or disposal of any Hazardous Substance, except in the ordinary course of business and in compliance with all Environmental Laws, (b) generate any Hazardous Substance, (c) conduct any activity which is likely to cause a release or threatened release of any Hazardous Substance, or (d) otherwise conduct any activity or use any of their respective properties or assets in any manner that is likely to violate any Environmental Law.

Section 9.8.                                   Accounting.  Borrower will not make, and will not permit any Guarantor or any Subsidiary to make, any change in accounting treatment or reporting practices, except as required by GAAP.

Section 9.9.                                   Change of Business.  Borrower will not enter into, or permit any Subsidiary to enter into, any type of business which is materially different from the business in which Borrower or such Subsidiary is presently engaged.

Section 9.10.                             Transactions With Affiliates.  Borrower will not enter into, or permit to exist, and will not permit any Subsidiary to enter into or permit to exist, any transaction, arrangement or contract (including any lease or other rental agreement) with any of its Affiliates which is on terms which are less favorable than are obtainable from any Person who is not an Affiliate of Borrower or such Subsidiary.

Section 9.11.                             Compliance with Government Regulations.  Borrower will not, and will not permit any Guarantor or any Subsidiary to, (a) be or become subject at any time to any law, regulation or list of any governmental agency (including, without limitation, the U.S. Officer of Foreign Asset Control list) that prohibits or limits Lender from making any advance or extension of credit to Borrower or from otherwise conducting business with Borrower, or (b) fail to provide documentary and other evidence of Borrower’s identity as may be requested by Lender at any time to enable Lender to verify Borrower’s identity or to comply with any applicable law or regulation, including, without limitation Section 326 of the USA Patriot Act of 2001, 31 U.S.C. Section 5318.

ARTICLE X.

Financial Covenants

Borrower covenants and agrees that, as long as the Obligations or any part thereof are outstanding or Lender has any Commitment hereunder, Borrower will perform and observe the financial covenants set forth below, unless Lender shall otherwise consent in writing.

Section 10.1.                             Tangible Net Worth.  Borrower will at all times maintain Tangible Net Worth in an amount not less than $35,000,000.00.  Tangible Net Worth shall be calculated and tested quarterly as of the last day of each fiscal quarter of Borrower.

Section 10.2.                             Ratio of Total Liabilities to Tangible Net Worth.  Borrower will at all times maintain a Ratio of Total Liabilities to Tangible Net Worth of not greater than 0.50 to 1.00.  The Ratio of Total Liabilities to Tangible Net Worth shall be calculated and tested quarterly as of the last day of each fiscal quarter of Borrower.

Section 10.3.                             Debt Service Coverage Ratio.  Borrower will at all times maintain a Debt Service Coverage Ratio of not less than 1.25 to 1.00.  The Debt Service Coverage Ratio shall be calculated and tested quarterly as of the last day of each quarter of each fiscal year of Borrower, commencing with the quarter ending December 31, 2007, and, the Debt Service Coverage Ratio shall be calculated on a cumulative basis for the four quarters ended as of such date (a “rolling or trailing four quarter” basis).

ARTICLE XI.

Default

Section 11.1.                             Events of Default.  Each of the following shall be deemed an “Event of Default”:

(a)                                  Borrower shall fail to pay (i) principal of the Obligations when due, or (ii) any portion (other than principal) of the Obligations within five (5) days of the date when due.

(b)                                 Any representation or warranty made or deemed made by Borrower or any Obligated Party (or any of their respective officers) in any Loan Document or in any certificate, report, notice or financial statement furnished at any time in connection with this Agreement shall be false, misleading or erroneous in any material respect when made or deemed to have been made.

(c)                                  Borrower or any Obligated Party shall fail to perform, observe or comply with any covenant, agreement or term contained in this Agreement or any other Loan Document.

(d)                                 Borrower, any Subsidiary, or any Obligated Party shall commence a voluntary proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or a substantial part of its property or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it or shall make a general assignment for the benefit of creditors or shall generally fail to pay its debts as they become due or shall take any corporate action to authorize any of the foregoing.

(e)                                  An involuntary proceeding shall be commenced against Borrower, any Subsidiary or any Obligated Party seeking liquidation, reorganization or other relief with respect to it or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official for it or a substantial part of its property, and such involuntary proceeding shall remain undismissed and unstayed for a period of sixty (60) days.

(f)                                    Borrower, any Subsidiary or any Obligated Party shall fail to discharge within a period of sixty (60) days after the commencement thereof any attachment, sequestration or similar proceeding or proceedings involving an aggregate amount in excess of $25,000.00 against any of its assets or properties.

(g)                                 Borrower, any Subsidiary or any Obligated Party shall fail to satisfy and discharge promptly any judgment or judgments against it for the payment of money in an aggregate amount in excess of $25,000.00.

(h)                                 Borrower or any Subsidiary shall fail to pay when due any principal of or interest on any Debt (other than the Obligations), or the maturity of any such Debt shall have been accelerated, or any such Debt shall have been required to be prepaid prior to the stated maturity thereof, or any event shall have occurred that permits (or, with the giving of notice or lapse of time or both, would permit) any holder or holders of such Debt or any Person acting on behalf of such holder or holders to accelerate the maturity thereof or require any such prepayment.

(i)                                     Any Obligated Party shall fail to pay when due any principal of or interest on any Debt (other than the Obligations) which has a principal amount of more than $25,000.00 on the date of such failure, or the maturity of any such Debt shall have been accelerated, or any such Debt shall have been required to be prepaid prior to the stated maturity thereof, or any event shall have occurred that permits (or, with the giving of notice or lapse of time or both, would permit) any holder or holders of such Debt or any Person acting on behalf of such holder or holders to accelerate the maturity thereof or require any such prepayment.

(j)                                     An Event of Default, event of default, Default or default (however therein defined) shall occur in any document evidencing Debt of Borrower, any Subsidiary or any Obligated Party to Lender or its Affiliates.

(k)                                  This Agreement or any other Loan Document shall cease to be in full force and effect or shall be declared null and void or the validity or enforceability thereof shall be contested or challenged by Borrower, any Subsidiary, any Obligated Party or any of their respective owners, or Borrower or any Obligated Party shall deny that it has any further liability or obligation under any of the Loan Documents, or any Lien or security interest created by the Loan Documents shall for any reason cease to be a valid, first priority perfected security interest in and Lien upon any of the Collateral purported to be covered thereby.

(l)                                     Borrower shall fail to comply with the provisions of Section 2.7 of this Agreement.

Section 11.2.                             Remedies Upon Default.  If any Event of Default shall occur, Lender may do any one or more of the following: (a) declare the outstanding principal of and accrued and unpaid interest on the Notes and the Obligations or any part thereof to be immediately due and payable, and the same shall thereupon become immediately due and payable, without notice, demand, presentment, notice of dishonor, notice of acceleration, notice of intent to accelerate, notice of intent to demand, protest or other formalities of any kind, all of which are hereby expressly waived by Borrower, (b) terminate the Commitment without notice to Borrower, (c) foreclose or otherwise enforce any Lien granted to Lender to secure payment and performance of the Obligations and (d) exercise any and all rights and remedies afforded by the laws of the State of Texas or any other jurisdiction by any of the Loan Documents, by equity or otherwise; provided, however, that upon the occurrence of an Event of Default under Section 11.1(d) or Section 11.1(e), the Commitment shall automatically terminate, and the outstanding principal of and accrued and unpaid interest on the Notes and the other Obligations shall become immediately due and payable without notice, demand, presentment, notice of dishonor, notice of acceleration, notice of intent to accelerate, notice of intent to demand, protest or other formalities of any kind, all of which are hereby expressly waived by Borrower.

Section 11.3.                             Performance by Lender.  If Borrower shall fail to perform any covenant, duty or agreement contained in any of the Loan Documents, Lender may perform or attempt to perform such covenant, duty or agreement on behalf of Borrower.  In such event, Borrower shall, at the request of Lender, promptly pay any amount expended by Lender in such performance or attempted performance to Lender, together with interest thereon at the Default Rate from the date of such expenditure until paid.  Notwithstanding the foregoing, it is expressly agreed that Lender shall not have any liability or responsibility for the performance of any obligation of Borrower under this Agreement or any other Loan Document.

Section 11.4.                             Application of Liquidation Proceeds.  All monies received by Lender from the exercise of remedies under this Agreement or the Loan Documents securing or relating to the Notes or the Rate Management Transaction Obligations shall, unless otherwise required by applicable law, be applied as follows:

(a)                                  First, to the payment of all expenses incurred by Lender in connection with the exercise of such rights and remedies, including, without limitation, all costs and expenses of collection, attorneys’ fees, court costs and foreclosure expenses.

(b)                                 Second, to the payment of interest then accrued on the Notes.

(c)                                  Third, to the payment pro rata of the principal balance then owing on the Notes and all payments under Rate Management Transaction Obligations.

(d)                                 Fourth, to the payment of any other Obligations.

(e)                                  Finally, any remaining surplus, to Borrower or to whomsoever shall be lawfully entitled thereto.

The provisions of this Section 11.4 shall govern and control over any conflicting provisions in this Agreement or any Loan Document.

ARTICLE XII.

Miscellaneous

Section 12.1.                             Expenses of Lender.  Borrower hereby agrees to pay Lender on demand (a) all reasonable out-of-pocket costs and expenses incurred by Lender in connection with the preparation, negotiation and execution of this Agreement and the other Loan Documents and any and all amendments, modifications, renewals, extensions and supplements thereof and thereto, including, without limitation, the reasonable fees and expenses of Lender’s legal counsel, (b) all reasonable costs and expenses incurred by Lender in connection with the enforcement of this Agreement or any other Loan Document, including, without limitation, the reasonable fees and expenses of Lender’s legal counsel and (c) all other reasonable costs and expenses incurred by Lender in connection with this Agreement or any other Loan Document, including, without limitation, all costs, expenses, taxes, assessments, filing fees and other charges levied by any governmental authority or otherwise payable in respect of this Agreement or any other Loan Document or in obtaining any insurance policy, audit or appraisal in respect of the Collateral.

SECTION 12.2.           INDEMNIFICATION.  BORROWER HEREBY INDEMNIFIES LENDER AND EACH AFFILIATE THEREOF AND THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, ATTORNEYS AND AGENTS FROM, AND HOLDS EACH OF THEM HARMLESS AGAINST, ANY AND ALL LOSSES, LIABILITIES, CLAIMS, DAMAGES, PENALTIES, JUDGMENTS, DISBURSEMENTS, COSTS AND EXPENSES (INCLUDING REASONABLE ATTORNEYS’ FEES) (COLLECTIVELY, “CLAIMS”) TO WHICH ANY OF THEM MAY BECOME SUBJECT WHICH DIRECTLY OR INDIRECTLY ARISE FROM OR RELATE TO (A) THE NEGOTIATION, EXECUTION, DELIVERY, PERFORMANCE, ADMINISTRATION OR ENFORCEMENT OF ANY OF THE LOAN DOCUMENTS, (B) ANY OF THE TRANSACTIONS CONTEMPLATED BY THE LOAN DOCUMENTS, (C) ANY BREACH BY BORROWER OF ANY REPRESENTATION, WARRANTY, COVENANT OR OTHER AGREEMENT CONTAINED IN ANY OF THE LOAN DOCUMENTS, (D) THE PRESENCE, RELEASE, THREATENED RELEASE, DISPOSAL, REMOVAL OR CLEANUP OF ANY HAZARDOUS SUBSTANCE LOCATED ON, ABOUT, WITHIN OR AFFECTING ANY OF THE PROPERTIES OR ASSETS OF BORROWER OR ANY SUBSIDIARY, (E) ANY ACT OR OMISSION OF LENDER BASED UPON ANY FAX OR ELECTRONIC TRANSMISSION OR (F) ANY MATTER RELATED TO ANY LETTER OF CREDIT, INCLUDING, WITH RESPECT TO ALL OF THE ABOVE, ANY CLAIM WHICH ARISES AS A RESULT OF THE NEGLIGENCE OF LENDER; PROVIDED, HOWEVER, THAT BORROWER’S INDEMNIFICATION OBLIGATIONS UNDER THIS SECTION 12.2 SHALL NOT APPLY TO THE EXTENT THAT THE CLAIMS ARISE AS A RESULT OF THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF ANY INDEMNIFIED PERSON.

Section 12.3.                             Limitation of Liability.  Neither Lender nor any Affiliate, officer, director, employee, attorney or agent of Lender shall have any liability with respect to, and Borrower hereby waives, releases and agrees not to sue any of them upon, any claim for any special, indirect, incidental, exemplary, punitive or consequential damages suffered or incurred by Borrower in connection with, arising out of, or in any way related to, this Agreement or any of the other Loan Documents, or any of the transactions contemplated by this Agreement or any of the other Loan Documents.

Section 12.4.                             No Waiver; Cumulative Remedies.  No failure on the part of Lender to exercise and no delay in exercising, and no course of dealing with respect to, any right, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege under this Agreement preclude any other or further exercise thereof or the exercise of any other right, power or privilege.  The rights and remedies provided for in this Agreement and the other Loan Documents are cumulative and not exclusive of any rights and remedies provided by law.

Section 12.5.                             Successors and Assigns.  This Agreement is binding upon and shall inure to the benefit of Lender and Borrower and their respective successors and assigns, except that Borrower may not assign or transfer any of its rights or obligations under this Agreement without prior written consent of Lender.

Section 12.6.                             Survival.  All representations and warranties made in this Agreement or any other Loan Document or in any document, statement or certificate furnished in connection with this Agreement shall survive the execution and delivery of this Agreement and the other Loan Documents, and no investigation by Lender or any closing shall affect the representations and warranties or the right of Lender to rely upon them.  Without prejudice to the survival of any other obligation of Borrower hereunder, the obligations of Borrower under Sections 12.1 and 12.2 shall survive repayment of the Notes and termination of the Commitment.

Section 12.7.                             Amendment.  The provisions of this Agreement may be amended or waived only by an instrument in writing signed by the parties hereto.

Section 12.8.                             Maximum Interest Rate.  No provision of this Agreement or of any other Loan Documents shall require the payment or the collection of interest in excess of the Maximum Rate.  If any excess of interest in such respect is hereby provided for, or shall be adjudicated to be so provided, in any other Loan Documents or otherwise in connection with this loan transaction, the provisions of this Section shall govern and prevail and neither Borrower nor the sureties, guarantors, successors or assigns of Borrower shall be obligated to pay the excess amount of such interest or any other excess sum paid for the use, forbearance or detention of sums loaned pursuant hereto.  In the event Lender ever receives, collects or applies as interest any such sum, such amount which would be in excess of the maximum amount permitted by applicable law shall be applied as a payment and reduction of the principal of the indebtedness evidenced by the Notes; and, if the principal of the Notes have been paid in full, any remaining excess shall forthwith be paid to Borrower.  In determining whether or not the interest paid or payable exceeds the Maximum Rate, Borrower and Lender shall, to the extent permitted by applicable law, (a) characterize any non-principal payment as an expense, fee or premium rather than as interest, (b) exclude voluntary prepayments and the effects thereof and (c) amortize, prorate, allocate and spread in equal or unequal parts the total amount of interest throughout the entire contemplated term of the indebtedness evidenced by the Notes so that interest for the entire term does not exceed the Maximum Rate.

Section 12.9.                             Notices.  (a) All notices and other communications provided for in this Agreement and the other Loan Documents shall be in writing and may (subject to paragraph (b) below) be telecopied (faxed), mailed by certified mail return receipt requested, or delivered by hand or overnight courier service to the intended recipient at the addresses specified below or at such other address as shall be designated by any party listed below in a notice to the other parties listed below given in accordance with this Section.

If to Borrower:	Astrotech Space Operations, Inc.
12130 Highway 3, Building 1
Webster, Texas 77598-1504
Attention: Chief Financial Officer
Telephone No.: 713-558-5126
Facsimile No.: 713-558-5960

If to SPACEHAB:	SPACEHAB, Incorporated
12130 Highway 3, Building 1
Webster, Texas 77598-1504
Attention: Chief Financial Officer
Telephone No.: 713-558-5126
Facsimile No.: 713-558-5960

If to Holdings:	Astrotech Florida Holdings, Inc.
12130 Highway 3, Building 1
Webster, Texas 77598-1504
Attention: Chief Financial Officer
Telephone No.: 713-558-5126
Facsimile No.: 713-558-5960

If to Lender:	Green Bank, N.A.
109 North Post Oak, Suite 100
Houston, Texas 77024
Attention: Denise Doughtie
Telephone No.: 713-316-3680

Except as otherwise provided in this Agreement, all such communications shall be deemed to have been duly given when transmitted by telecopy (fax), subject to confirmation of receipt, when delivered if by hand or overnight courier service or, in the case of a mailed notice, when duly deposited in the mails, in each case given or addressed as aforesaid; provided, however, that notices to Lender pursuant to Article II shall not be effective until received by Lender.

(b)                                 Lender or Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.  Unless Lender otherwise prescribes, notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgment from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgment), provided, that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient.

Section 12.10.                       Applicable Law; Venue; Service of Process. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas and the applicable laws of the United States of America.  This Agreement has been entered into in Harris County, Texas and it shall be performable for all purposes in Harris County, Texas.  Any action or proceeding against Borrower under or in connection with any of the Loan Documents may be brought in any state or federal court in Harris County, Texas, and Borrower hereby irrevocably submits to the nonexclusive jurisdiction of such courts and waives any objection it may now or hereafter have as to the venue of any such action or proceeding brought in any such court or that any such court is an inconvenient forum.  Borrower agrees that service of process upon it may be made by certified or registered mail, return receipt requested, at its office specified in this Agreement.  Nothing herein or in any of the other Loan Documents shall affect the right of Lender to serve process in any other manner permitted by law or shall limit the right of Lender to bring any action or proceeding against Borrower or with respect to any of its property in courts in other jurisdictions.  Any action or proceeding by Borrower against Lender shall be brought only in a court located in Harris County, Texas.

Section 12.11.                       Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Section 12.12.                       Severability.  Any provision of this Agreement held by a court of competent jurisdiction to be invalid or unenforceable shall not impair or invalidate the remainder of this Agreement and the effect thereof shall be confined to the provision held to be invalid or illegal.

Section 12.13.                       Headings.  The headings, captions and arrangements used in this Agreement are for convenience only and shall not affect the interpretation of this Agreement.

Section 12.14.                       Non-Application of Chapter 346 of Texas Finance Code.  The provisions of Chapter 346 of the Texas Finance Code are specifically declared by the parties hereto not to be applicable to this Agreement or any of the other Loan Documents or to the transactions contemplated hereby.

Section 12.15.                       Consent to Participations.  Lender shall have the right at any time and from time to time to sell or transfer one or more participation interests in the Notes and the indebtedness evidenced thereby to one or more purchasers (“Purchasers”), whether related or unrelated to Lender.  Lender may provide to any one or more Purchasers or potential Purchasers any information, financial statements, data or knowledge Lender may have about Borrower or about any other matter relating to the Obligations, and Borrower waives any rights to privacy it may have with respect to such matters.  Borrower further waives any and all notices of sale of participation interests and notices of repurchases of participation interests.  Borrower agrees that the owners of any participation interests will be considered as the absolute owners of their interests in the Obligations and will have all the rights granted under the participation agreements or other agreements governing the sale of their participation interests.  Borrower waives all rights of offset or counterclaim that it may now or later have against Lender or against any Purchaser and agrees that either Lender or any Purchaser may enforce Borrower’s obligations under the Loan Documents irrespective of the failure or insolvency of any owner of any interest in the Obligations.  Borrower further agrees that any Purchaser may enforce its interests irrespective of any claims or defenses that Borrower may have against Lender.  Lender and Purchaser(s) acknowledge that such information may include material non-public information and shall not act on or disclose any such information contrary to the rules and regulations of the Securities and Exchange Commission.  Lender may, but shall have no obligation to, provide notice to Borrower that Lender has sold or transferred participation interests in the Notes.

Section 12.16.                       USA Patriot Act.  Lender hereby notifies Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies Borrower, which information includes the name and address of Borrower and other information that will allow Lender to identify Borrower in accordance with the Act.

Section 12.17.                       Waiver of Trial By Jury.  BORROWER AND LENDER (BY ITS ACCEPTANCE HEREOF) HEREBY VOLUNTARILY, KNOWINGLY, IRREVOCABLY AND

UNCONDITIONALLY WAIVE ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE (WHETHER BASED ON CONTRACT, TORT, OR OTHERWISE) BETWEEN BORROWER AND LENDER ARISING OUT OF OR IN ANY WAY RELATED TO THIS LOAN AGREEMENT OR THE OTHER LOAN DOCUMENTS. THIS PROVISION IS A MATERIAL INDUCEMENT TO LENDER TO PROVIDE THE FINANCING EVIDENCED BY THIS AGREEMENT AND THE LOAN DOCUMENTS.

Section 12.18.                  ENTIRE AGREEMENT.  THIS AGREEMENT, THE NOTES AND THE OTHER LOAN DOCUMENTS REFERRED TO HEREIN EMBODY THE FINAL, ENTIRE AGREEMENT AMONG THE PARTIES HERETO WITH RESPECT TO THE SUBJECT MATTER HEREOF AND THEREOF AND SUPERSEDE ANY AND ALL PRIOR COMMITMENTS, AGREEMENTS, REPRESENTATIONS AND UNDERSTANDINGS, WHETHER WRITTEN OR ORAL, RELATING TO THE SUBJECT MATTER HEREOF AND THEREOF AND MAY NOT BE CONTRADICTED OR VARIED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OR DISCUSSIONS OF THE PARTIES HERETO.  THERE ARE NO ORAL AGREEMENTS AMONG THE PARTIES HERETO.

((REMAINDER OF PAGE INTENTIONALLY LEFT BLANK.))

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

BORROWER:

ASTROTECH SPACE OPERATIONS, INC.

By:	/s/ Brian K. Harrington
Brian K. Harrington
Senior Vice President and Chief Financial Officer

LENDER:

GREEN BANK, N.A.

By:	/s/ Randy R. Gartz
Randy R. Gartz
Executive Vice President

Signature Page to Loan Agreement

LIST OF EXHIBITS

Exhibits	Documents

A	Note-A

B	Note-B

C	Mortgage

D	Assignment of Rents

E	Security Agreement

F	Pledge Agreement

G	Guaranty Agreement - SPACEHAB

H	Guaranty Agreement - Holdings

I	Advance Request Form

J	Borrowing Base Certificate

K	No Default Certificate